UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): February 1, 2017

LANDS' END, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-09769	36-2512786

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 Lands’ End Lane Dodgeville, Wisconsin	53595
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (608) 935-9341
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On February 1, 2017, the Compensation Committee (the “Committee”) of the Board of Directors of Lands’ End, Inc. (the “Company”) approved the 2017 performance goals, measures, definitions, awards and other particulars under the Lands’ End, Inc. Annual Incentive Plan, as amended and restated (the “AIP” and collectively, the “2017 AIP”).

Each current executive officer who is named in the summary compensation table of the proxy statement for the Company’s 2016 annual meeting of stockholders, as well as each of the Company’s Co-Interim Chief Executive Officers, was granted an award under the 2017 AIP. These executive officers are: Joseph Boitano, Co-Interim Chief Executive Officer, Executive Vice President and Chief Merchandising and Design Officer; James Gooch, Co-Interim Chief Executive Officer, Executive Vice President, Chief Operating Officer, Chief Financial Officer and Treasurer; Scott Hyatt, Executive Vice President, Chief Supply Chain Officer; and Kelly Ritchie, Senior Vice President, Employee and Customer Services. In addition, Jerome Griffith, the Company’s designated Chief Executive Officer and President, was granted an award under the 2017 AIP, effective March 6, 2017, the date on which he joins the Company.

The following summary is qualified in its entirety by reference to the complete text of the applicable documents.

The AIP provides that, for each performance period, the Committee will establish in writing the applicable financial performance goals and any particulars or components and the annual incentive opportunity and assignment with respect to each participant. The financial performance goals under the 2017 AIP applicable to the Company’s executive officers are based solely on a specified adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) performance measure.

Awards under the 2017 AIP represent the right to receive cash or, at the discretion of the Committee, shares of the Company's common stock in lieu of cash or a combination of cash and shares, upon the achievement of certain performance goals.

The Committee determined threshold, second tier target, first tier target and maximum goals for the performance measure under the 2017 AIP. A threshold level of performance will generate a payout at 10% of the 2017 AIP first tier target opportunity; a second tier target level of performance will generate a payout at 75% of the 2017 AIP first tier target opportunity; and a first tier target level of performance will generate a payout at 100% of the 2017 AIP first tier target opportunity. The maximum incentive opportunity under the 2017 LTIP is 200% of the participant’s first tier target award amount. The payout percentage between each of threshold and second tier target payout, second tier target and first tier target payout, and between first tier target and maximum payout is based on straight-line (linear) interpolations. Under the terms of his employment letter agreement with the Company, Mr. Griffith is entitled to a minimum payment under the 2017 AIP of $475,000.

The target award percentage of base salary under the 2017 AIP is 100% of base salary for Mr. Griffith, 75% of base salary for Mr. Gooch, 65% of base salary for each of Mr. Boitano and Mr. Hyatt, and 50% of base salary for Ms. Ritchie.

The Company will pay awards earned under the 2017 AIP to participants no later than April 15, 2018, provided that the participant is actively employed by the Company on the payment date (unless otherwise prohibited by law). The employment letter agreement of each of Mr. Griffith and Mr. Gooch provides for payment of awards earned under the AIP if employment is terminated by the Company without cause or by the executive for good reason on or after the end of the applicable fiscal year but prior to the payment date. In addition, Mr. Griffith’s executive severance agreement provides that if his employment is terminated by the Company without cause or by Mr. Griffith for good reason during the last six months of a fiscal year, he will be entitled to a pro-rata AIP payment based on actual performance for the fiscal year. Certain additional conditions will apply for a participant whose employment with us terminates due to his or her death or disability prior to the payment date.

The Company’s annual and long-term incentive programs contain executive compensation recovery provisions. The relevant provisions provide that the Company will seek reimbursement from participating executives if the Company’s financial statements or approved financial measures are subject to restatement due to error or misconduct, to the extent permitted by law.

Also on February 1, 2017, Mr. Gooch received a grant of restricted stock units on Company common stock with an aggregate grant date fair market value equal to $100,000, which will vest in full on May 1, 2018, subject to continued employment with the Company (but if Mr. Gooch’s employment is terminated without cause by the Company, or if he resigns for good reason, the award will become fully vested). These restricted stock units otherwise will be subject to the same terms and conditions as set forth in the form of time-based restricted stock unit grant agreement most recently publicly filed.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

	Exhibit No.	Description

	10.1	2017 Additional Definition Under Lands’ End, Inc. Annual Incentive Plan (As Amended and Restated)

SIGNATURE
Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LANDS' END, INC.
Date: February 2, 2017	By: /s/ Dorian R. Williams
Name: Dorian R. Williams Title: Senior Vice President, General Counsel and Corporate Secretary